JOHN A. BRADEN, P.C.

A Professional Corporation

Member of the Texas Society of Certified Public Accountants

Certified Public Accountant

Member of the American Institute of Certified Public Accountants

September 20, 2011

Office of the Chief Accountant
Securities and Exchange Commission
Washington, D.C. 20549

Dear Sir or Madam:

We have read the Item 4.01 included in the Form 8-K dated September 20, 2011 of Zaxis International, Inc. to be filed with the Securities and Exchange Commission and are in agreements with the statements contained therein.

Very Truly Yours,

John A. Braden, P.C.

Tel. 281.873.5005 · Fax 281.873.5383 · 12941 Interstate 45 North · Suite 422 · Houston, Texas 77060